Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made effective as of the 10th day of October 2012, by and between Federal Signal Corporation, a Delaware corporation (“Federal Signal”), and Braden Waverley, an individual residing in Hinsdale, Illinois (“Consultant”).

WHEREAS, Federal Signal desires to engage the services of Consultant to act as its interim chief financial officer while an external search is conducted to fill the position; and

WHEREAS, Consultant desires to provide such services to Federal Signal pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, Federal Signal and Consultant, intending to provide a full statement of their agreement in connection with the Services (as defined below), and in consideration of their mutual promises, agree as follows:

1) Services. Consultant will provide services consistent with the duties performed by the chief financial officer of Federal Signal as are generally described on the attached Schedule I, which is incorporated by reference herein, and such other services as are mutually agreed upon between both parties in writing (the “Services”). Consultant shall have the authority commensurate with that of chief financial officers of companies in the United States of similar size in the same industry as that of Federal Signal. During the term of this Agreement, Consultant shall devote his full time, attention, energies and best efforts, to performing the Services. Federal Signal shall provide Consultant with reasonable office space at Federal Signal’s headquarters facilities, where Consultant will perform the Services, along with reasonable staff and secretarial support.

2) Term of Services. This Agreement shall commence on the date first written above and shall continue indefinitely until such time as either Consultant or the Company terminates the Agreement as provided in Section 6 below.

3) Payment for the Services. Federal Signal shall pay Consultant a monthly amount equal to $33,000, less any applicable taxes including federal employment withholding taxes that are payable in connection with this amount, for the Services, which such amount shall be paid consistent with Federal Signal’s standard payroll practices. Consultant will also be eligible for a bonus for 2012, calculated and paid according to the Federal Signal Short Term Incentive Bonus Plan practices, using the percentages applicable to the former chief financial officer and the base compensation for this position recommended by Federal Signal’s compensation consultant, and pro-rated for the period commencing upon the effective date of this Agreement and ending on the last day of the “Plan Year” which is December 31, 2012. For periods following December 31, 2012, Consultant will be eligible for a discretionary bonus, subject to approval by the Compensation and Benefits Committee of the Board of Directors of Federal Signal. Federal Signal agrees to reimburse Consultant for his reasonable out-of-pocket expenses incurred in connection with the provision of the Services hereunder, consistent with Federal Signal’s standard reimbursement policy. Federal Signal also agrees to pay the reasonable attorneys’ fees and expenses incurred by Consultant in conjunction with the development of this Agreement which shall not exceed $3,500.

4) Indemnification of Consultant; Directors’ and Officers’ Liability Insurance.

(a) In the event that Consultant, his heirs and estate administrators (an “Indemnified Party”) becomes involved in any capacity in any litigation, proceeding, inquiry, investigation or claim brought by or against any person, including the Board of Directors or the stockholders of Federal Signal or its regulators, in connection with or as a result of his performance of the Services, his actions or inactions taken (or not taken) in connection with the performance of his duties and responsibilities as interim chief financial officer of the Company or any other matter referred to in this Agreement, Federal Signal will indemnify, defend and hold harmless Consultant from any related losses, claims, damages or liabilities and will promptly reimburse Consultant for its legal and other reasonable fees and expenses as incurred in connection therewith (as set forth in Section 4(b) below), except to the extent that any such loss, claim, damage, or liability results primarily from the gross negligence or willful misconduct of Consultant in his performance of the Services, his actions or inactions taken (or not taken) in connection with the performance of his duties and responsibilities as interim chief financial officer of the Company or any other matter referred to in this Agreement. Without limiting the generality of the foregoing, Federal Signal’s indemnity includes, without limitation, any and all losses, claims, damages or liabilities awarded to a third party by a court of law.

(b) If any litigation, investigation, inquiry or proceeding is commenced as to which an Indemnified Party proposes to demand indemnification (a “Claim”) under Section 4(a), such Indemnified Party will notify Federal Signal with reasonable promptness of such Claim. Within ten (10) days following receipt of such notice, Federal Signal shall notify such Indemnified Party whether it (i) rejects the Claim as not covered by Section 4(a) (a “Rejected Claim”), (ii) accepts the Claim and chooses to defend against such Claim (a “Defended Claim”) or (iii) accepts the Claim, but chooses not to defend against such Claim (a “Tendered Claim”). With respect to a Rejected Claim, the proposed Indemnified Party may pursue any available remedy under law or equity against Federal Signal. With respect to a Defended Claim, (1) Federal Signal may use counsel of its choice (who shall be reasonably acceptable to such Indemnified Party), (2) such Indemnified Party retains the right to consult with Federal Signal in the defense of such Claim through counsel of its choice (the cost of which will be paid by such Indemnified Party), and (3) such Indemnified Party will reasonably cooperate with counsel and Federal Signal with respect to such Claim. With respect to a Tendered Claim, (1) such Indemnified Party will have the right to retain counsel of its own choice to represent it, and Federal Signal will pay the reasonable fees, expenses and disbursements of such counsel as incurred, (2) Federal Signal will reasonably cooperate with such counsel and such Indemnified Party with respect to such Claim, and (3) Federal Signal will be liable for any settlement of any claim, suit or allegation against such Indemnified Party.

(c) As to any litigation, investigation, inquiry or proceeding for which an Indemnified Party shall be entitled to defense and indemnification hereunder, Federal Signal will not settle any such litigation, investigation, inquiry or proceeding unless (i) such Indemnified Party, by name, is included in any release or settlement agreement, whether or not the Indemnified Party is named as defendant in such litigation, investigation, inquiry or proceeding,

(ii) such Indemnified Party is unconditionally released from all claims and liabilities asserted or which could have been asserted in such litigation, investigation, inquiry or proceeding, and (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

(d) Without limiting or waiving the right to seek any available remedy against Federal Signal under applicable laws by any Indemnified Party, this Section 4 shall not apply to an Indemnified Party’s direct claim against Federal Signal as a result of Federal Signal’s breach of this Agreement. Additionally, a dispute between an Indemnified Party and Federal Signal which is unrelated to a third party indemnifiable claim under Section 4(a) above shall not be covered under this Section 4.

(e) During the term of this Agreement and for ten (10) years thereafter, Federal Signal agrees to provide coverage for Consultant under Federal Signal’s directors’ and officers’ liability insurance and errors and omissions coverage consistent with the coverage provided by Federal Signal to its executive officers.

5) Standard of Performance; Federal Signal Practices and Policies. Consultant represents and warrants that the Services provided by Consultant shall be performed with the degree of skill and care observed by consultants performing the same or similar services for companies such as Federal Signal. Consultant further agrees to provide the Services in an honest, moral, and ethical manner in accordance with this Agreement, the policies, practices, requirements, and rules promulgated by Federal Signal in writing from time to time and all applicable laws, ordinances, permits, licenses, governmental rules, regulations, authorizations, and requirements.

6) Termination. This Agreement may be terminated by either Federal Signal or Consultant for convenience upon 30 days advance written notice. If this Agreement is terminated by action of Federal Signal prior to the six (6) month anniversary of the date first written above, upon such termination date, Federal Signal shall pay to Consultant the difference between $198,000 and the monthly amount(s) heretofore paid to Consultant under Section 3 above, less any applicable taxes including federal employment withholding taxes that are payable in connection with this amount; provided, however, that if the termination is for “Cause” as defined below, the payments to be made in accordance with the foregoing sentence shall be inapplicable and Consultant shall only be entitled to be paid his fee through the date of termination. For purposes of this paragraph, Cause shall mean and refer to any of the following conduct on the part of the Consultant (as determined by the Compensation and Benefits Committee of the Federal Signal Board of Directors): the willful failure to substantially perform the duties of the position; the commission of any intentional act of fraud, embezzlement, theft or misappropriation; the willful engaging in conduct that is demonstrably injurious to Federal Signal, either monetarily or otherwise; gross negligence or dishonesty which results in financial loss to Federal Signal or damage to the reputation of the Board of Directors; or, the breach of Company policies.

7) Independent Contractor Status. Consultant shall at all times act and perform as an independent contractor and not as an agent or employee of Federal Signal or any of its subsidiaries. Federal Signal’s only relationship with Consultant is through Federal Signal’s contractual relationship embodied in this Agreement. Consultant shall not, by virtue of being a consultant hereunder, be eligible to receive any employee benefits for which officers or other employees of Federal Signal or any of its subsidiaries are eligible at any time.

8) Intellectual Property. Upon payment of the amounts due under this Agreement, all work product resulting from the Services rendered pursuant to this Agreement, including but not limited to all reports, presentations, notes, materials, references, memoranda, documentation and any other material developed or prepared by Consultant, whether in hard copy, electronic media or other form (collectively referred to as the “Work Product”), shall be the sole property of Federal Signal, provided, however, that such ownership of the Work Product shall not include any Confidential Information of Consultant as defined below. Federal Signal shall have the right to obtain from Consultant and to hold in its own name copyrights or whatever protection Federal Signal may deem appropriate for the subject matter with respect to the Work Product. Consultant agrees to give Federal Signal all assistance reasonably required to protect the rights set forth in this section at Federal Signal’s expense.

9) Confidential Information. Each party (the “Receiving Party”) acknowledges that it and its Representatives may, in the course of the relationship hereunder, be exposed to or acquire information which is proprietary to or confidential to the other party (the “Disclosing Party”), including, without limitation, proprietary or confidential information pertaining to the business of the Disclosing Party and any other trade secrets of such Disclosing Party (together, such Disclosing Party’s “Confidential Information”). Confidential Information will exclude all information which (a) is at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission of the Receiving Party, its employees or agents, (b) was already in the Receiving Party’s possession and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party, (c) is hereafter disclosed to the Receiving Party by a third party who did not owe the Disclosing Party a duty of confidentiality (to the Receiving Party’s knowledge), or (d) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Each Receiving Party agrees to hold all Confidential Information of the Disclosing Party in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties, or to use such information for any purposes whatsoever other than pursuant to the terms and conditions set forth in this Agreement. Each Receiving Party will be and remain liable to the Disclosing Party for any breach of this confidentiality provision. Upon termination of this Agreement, the Receiving Party will promptly deliver to the Disclosing Party any and all such information in its possession or under its control, and any copies made thereof which the Receiving Party may have made, except as the parties by prior express written permission have agreed to retain. Should either party violate any obligations of this paragraph, the other party shall be entitled to any remedies available under law, contract or equity pursuant to Section 11 below. In the event that a Receiving Party or its representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information supplied to such Receiving Party by a Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or waiver. If in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any of its representatives is nonetheless legally compelled to disclose information concerning the Disclosing Party, the Receiving Party may disclose such information without liability hereunder. The Receiving Party will promptly notify the Disclosing Party of any disclosure pursuant to the preceding sentence.

10) Non-Compete. Consultant agrees that during the term of this Agreement, Consultant will not engage, directly or indirectly (as an employee, consultant, independent contractor, officer, or in any other capacity), in any business or enterprise which is in competition with Federal Signal or any of its subsidiaries. A business or enterprise will be deemed to be in competition if it is engaged in any significant business activity of Federal Signal or its subsidiaries within the United States of America.

11) Remedies. In the event that either party violates or breaches any portion of Section 9 of this Agreement or in the event Consultant breaches Section 10 of this Agreement, the non-breaching party shall be entitled to seek to enjoin such violation or breach and any further violation or breach as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, including recovery of damages, which rights shall be cumulative and in addition to any other remedies to which the non-breaching may be entitled. Each party acknowledges and agrees that any breach of Sections 9 or 10 may result in irreparable harm to the non-breaching party. Each party further agrees that the non-breaching party will be entitled to seek an injunction against the breaching party without proving actual damages and without posting a bond or other security. The non-breaching party shall also be entitled to recover from the breaching party the reasonable attorney’s fees incurred by such non-breaching party in successfully enforcing the provisions of this Agreement. The non-breaching party shall also be entitled to all other remedies available at law for any breach of this Agreement by the breaching party.

12) Cooperation. Consultant agrees to make himself available to Federal Signal and its legal counsel to provide reasonable cooperation and assistance to Federal Signal with respect to areas and matters in which Consultant was involved in connection with the provision of the Services, including any threatened or actual investigation, regulatory matter and/or litigation concerning Federal Signal, and to provide to Federal Signal, if requested, information and counsel relating to ongoing matters of interest to Federal Signal. Federal Signal will take into consideration Consultant’s personal and business commitments, will give Consultant as much advance notice as is reasonably possible, and ask that Consultant be available at such time or times as are reasonably convenient to Consultant and Federal Signal. Federal Signal agrees to (i) pay Consultant a reasonable hourly fee in connection with his cooperation under this Section 12 and (ii) reimburse Consultant for the actual out-of-pocket expenses Consultant incurs as a result of his complying with this provision, subject to Consultant’s submission to Federal Signal of documentation substantiating such expenses as the Federal Signal may reasonably require.

13) Return of Records and Property. Any equipment provided to Consultant in connection with the performance of the Services hereunder shall remain the property of Federal Signal. Consultant agrees that any and all company polices applicable to the provision of the equipment to employees generally shall apply to Consultant with respect to the provision thereof (e.g., use of reasonable care with respect to the equipment, no expectation of privacy with respect to use of the equipment). Upon the termination of this Agreement, Consultant shall deliver all computers and all copies of computer files, documents, book and records, notes, data, memoranda, equipment and other property of any nature and in any embodiment thereof that are in his possession or under his control and that are the property of Federal Signal or that relate to the Federal Signal’s business, unless otherwise provided by this Agreement (including Work Product).

14) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, deposited in the United States mail, return receipt requested, postage prepaid, or deposited with a national carrier (e.g., UPS, Federal Express) marked next-day delivery, addressed as follows:

If to Federal Signal:

Federal Signal Corporation

1415 W. 22nd Street, Suite 1100

Oak Brook, IL 60523

Attn: Jennifer Sherman

If to Consultant:

Braden Waverley

714 South Thurlow Street

Hinsdale, IL 60521

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

15) Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a tribunal finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited, and the parties hereby request the tribunal to exercise its power, to modify such provision and, in its modified form, such provision shall then be enforceable.

16) Further Action. The parties hereto shall, at any time from time to time, after the date hereof, upon request of any other party hereto, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, agreements assurances and powers of attorney as may be reasonably required to carry out the transactions herein contemplated.

17) Arbitration. Other than with respect to a payment dispute or any equitable matter covered under Section 11 above, any dispute or controversy between Federal Signal and Consultant arising hereunder shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who is licensed to practice law in the State of Illinois. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Federal Signal and Consultant. Federal Signal and Consultant acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The non-prevailing party under this Section 17 shall owe the prevailing party its reasonable costs and expenses as incurred as a result of such arbitration, including reasonable arbitrator and attorneys’ fees. Other than with respect to payment disputes or any equitable matter covered under Section 11 above, the parties will first attempt to resolve any disputes in good faith for a period of ten (10) business days prior to either party filing a formal complaint or claim against the other party.

18) Applicable Law. This Agreement and all matters relating thereto shall be governed by and construed and interpreted in accordance with the internal laws of the State of Illinois, without regard to principles of conflicts of law.

19) Assignment. Neither this Agreement nor any part hereof may be assigned except in writing and only with the advance written consent of the non-assigning party, which consent may not be unreasonably withheld, conditioned or delayed.

20) Entire Agreement. This Agreement (together with the Schedule I) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties, written or oral. The parties agree that the Consulting Agreement between Federal Signal and ABW Holdings, LLC, of which Consultant is an officer, is hereby terminated effective immediately; provided, however, Federal Signal shall continue to be obligated to pay ABW Holdings, LLC any billed or as yet unbilled outstanding fees, costs and expenses due and owing under the Consulting Agreement through the termination date.

21) Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of Federal Signal and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22) Survival. The provisions of this Agreement necessary to carry out the intentions of the parties shall survive termination hereof indefinitely (unless a shorter survival period is called for within such Section).

23) Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original and all of which, taken together, constitute one and the same instrument.

24) During the term of this Agreement and thereafter, Consultant shall not, whether in writing or orally, willfully malign, denigrate or disparage to third parties Federal Signal or Federal Signal’s affiliates or their respective predecessors and successors, or any of the current or former directors, officers or employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light, and during such period, neither Federal Signal nor any Federal Signal affiliate nor any of its or their officers, directors, or senior management shall, whether in writing or orally, willfully malign, denigrate or disparage Consultant to third parties, or otherwise publish (whether in writing or orally) statements that tend to portray consultant in an unfavorable light. Nothing contained herein shall or shall be deemed to prevent or impair Consultant or the officers, directors or senior management of Federal Signal or any Federal Signal affiliate (a) from testifying, to the extent that any of them reasonably believes such testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested (or from otherwise complying with legal requirements), (b) from rebutting any statement made or written about them, or (c) from making truthful statements as reasonably necessary to enforce their rights hereunder.

25) Limitation of Liability. IN NO EVENT WILL CONSULTANT BE LIABLE TO FEDERAL SIGNAL OR TO ANY THIRD PARTY FOR ANY LOST PROFITS, REVENUES, BUSINESS OPPORTUNITIES, BUSINESS ADVANTAGES, CUSTOMERS, CLIENTS, DATA OR GOODWILL WHATSOEVER, NOR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR EXPENSES DIRECTLY OR INDIRECTLY RELATING TO ANY OBLIGATION UNDER OR THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER OR NOT INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF OR THEORY OF RELIEF OF ANY CLAIM OR ACTION.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names and on their behalf as of the date first above written.

FEDERAL SIGNAL CORPORATION

By:	/s/ Jennifer L. Sherman
Print Name: Jennifer L. Sherman
Its: Senior Vice President, Chief Administrative Officer, and General Counsel

CONSULTANT

/s/ Braden Waverley
Braden Waverley

SCHEDULE I

DESCRIPTION OF INTERIM CFO DUTIES

The interim Chief Financial Officer (CFO) provides both operational and systems support to the company. The interim CFO supervises the finance unit and is the chief financial spokesperson for the company. The interim CFO reports directly to the President/Chief Executive Officer (CEO) and directly assists on all strategic and tactical matters as they relate to budget management, cost benefit analysis, forecasting needs and the securing of new funding. The interim CFO shall be responsible for all financial and accounting matters and for the direction of the offices of the Treasurer and Controller.

ESSENTIAL DUTIES AND RESPONSIBILITIES

•	Assist in performing all tasks necessary to achieve the company’s mission and help execute staff succession and growth plans.

•	Train the Finance Unit and other staff on raising awareness and knowledge of financial management matters.

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Work with the Group Presidents/CEO/Chief Administrative Officer (CAO) on the strategic vision including fostering and cultivating stakeholder relationships, as well as assisting in the development and negotiation of contracts.

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Participate in developing new business, specifically: assist the CEO and CAO in identifying new funding opportunities, the drafting of prospective programmatic budgets, and determining cost effectiveness of prospective service delivery.

•	Assess the benefits of all prospective contracts and advise the Executive Team on programmatic design and implementation matters.

•	Ensure adequate controls exist and that substantiating documentation is approved and available such that all purchases may pass independent and governmental audits.

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Provide the CEO/CAO with an operating budget. Work with the CEO/CAO to ensure programmatic success through cost analysis support, and compliance with all contractual and programmatic requirements. This includes: 1) interpreting legislative and programmatic rules and regulations to ensure compliance with all federal, state, local and contractual guidelines, 2) ensuring that all government regulations and requirements are disseminated to appropriate personnel, and 3) monitoring compliance.

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Oversee the management and coordination of all fiscal reporting activities for the company including: the company’s public reporting, the company’s revenue/expense and balance sheet reports, reports to funding agencies, development and monitoring of the company and contract/grant budgets.

•	Oversee all purchasing and payroll activity for staff and participants.

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Develop and maintain systems of internal controls to safeguard financial assets of the company and oversee federal awards and programs. Oversee the coordination and activities of independent auditors ensuring all A-133 audit issues are resolved, and all 403(b) compliance issues are met, and the preparation of the annual financial statements is in accordance with U.S. GAAP and federal, state and other required supplementary schedules and information.

•	As requested, attend Board and Committee meetings; including being the lead staff personnel with respect to the Audit/Finance Committee.

•	Monitor banking activities of the company.

•	Ensure adequate cash flow to meet the company’s needs.

•	Serve as one of the trustees and oversee administration and financial reporting of the company’s Savings and Retirement Plan.

•	Investigate cost-effective benefit plans and other fringe benefits which the company may offer employees and potential employees with the goal of attracting and retaining qualified individuals.

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Oversee the production of monthly reports including reconciliations with funders and pension plan requirements, as well as financial statements and cash flow projections for use by Executive management, as well as the Audit/Finance Committee and Board of Directors.

•	Assist in the design, implementation, and timely calculations of wage incentives, commissions, and salaries for the staff.

•	Oversee Accounts Payable and Accounts Receivable and ensure a disaster recovery plan is in place.

•	Oversee business insurance plans and health care coverage analysis.

•	Oversee the maintenance of the inventory of all fixed assets, including assets purchased with government funds (computers, etc.) assuring all are in accordance with federal regulations.

In the performance of his duties, Consultant shall at all times use the title and signatory “Interim Chief Financial Officer.”

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